Exhibit G

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT, dated as of June 22, 2007, between BlackRock Kelso Capital Corporation, a Delaware corporation (the “BDC”), and BlackRock Kelso Capital Advisors LLC (the “Advisor”), a Delaware limited liability company.

WHEREAS, Advisor has agreed to furnish investment advisory services to the BDC, a business development company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Advisor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. In General. The Advisor agrees, all as more fully set forth herein, to act as investment advisor to the BDC with respect to the investment of the BDC’s assets and to supervise and arrange for the day-to-day operations of the BDC and the purchase of securities for and the sale of securities held in the investment portfolio of the BDC.

2. Duties and Obligations of the Advisor with Respect to Investment of Assets of the BDC.

(a) Subject to the succeeding provisions of this paragraph and subject to the direction and control of the BDC’s Board of Directors, the Advisor shall (i) act as investment advisor for and supervise and manage the investment and reinvestment of the BDC’s assets and in connection therewith have complete discretion in purchasing and selling securities and other assets for the BDC and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the BDC; (ii) supervise continuously the investment program of the BDC and the composition of its investment portfolio; (iii) arrange, subject to the provisions of Section 3(b) hereof, for the purchase and sale of securities and other assets held in the investment portfolio of the BDC; and (iv) oversee the administration of all aspects of the BDC’s business and affairs and provide, or arrange for others whom it believes to be competent to provide, certain services as specified in paragraph (b) below. Nothing contained herein shall be construed to restrict the BDC’s right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the BDC’s shares.

(b) Except to the extent provided for directly by the BDC, the specific services to be provided or arranged for by the Advisor for the BDC pursuant to paragraph (a)(iv) above are (i) maintaining the BDC’s books and records, to the extent not maintained by the BDC’s custodian, transfer agent and dividend disbursing agent in accordance with applicable laws and regulations; (ii) initiating all money transfers to the

BDC’s custodian and from the BDC’s custodian for the payment of the BDC’s expenses, investments and dividends; (iii) reconciling account information and balances among the BDC’s custodian, transfer agent and dividend disbursing agent; (iv) preparing all governmental filings by the BDC and all reports by the BDC to its shareholders; (v) supervising the calculation of the net asset value of the BDC’s shares; and (vi) preparing notices and agendas for meetings of the BDC’s shareholders and the BDC’s Board of Directors as well as minutes of such meetings in all matters required by applicable law to be acted upon by the Board of Directors.

(c) In the performance of its duties under this Agreement, the Advisor shall at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the Investment Company Act of 1940 (the “Act”), and of any rules or regulations in force thereunder; (ii) any other applicable provision of law; (iii) the provisions of the Certificate of Incorporation and the By-Laws of the BDC, as such documents are amended from time to time; (iv) the investment objectives, policies and restrictions applicable to the BDC as set forth in the BDC’s Private Placement Memorandum; and (v) any policies and determinations of the Board of Directors of the BDC.

(d) The Advisor will seek to provide qualified personnel to fulfill its duties hereunder and, except as set forth in the following sentence, will bear all costs and expenses incurred in connection with its investment advisory duties thereunder. The BDC shall reimburse the Advisor for all direct and indirect cost and expenses incurred by the Advisor (i) for office space rental, office equipment and utilities allocable to performance of investment advisory and non investment advisory administrative or operating services hereunder by the Advisor and (ii) allocable to any non-investment advisory administrative or operating services provided by the Advisor hereunder, including salaries, bonuses, health insurance, retirement benefits and all similar employment costs, such as office equipment and other overhead items. All allocations made pursuant to this paragraph (d) shall be made pursuant to allocation guidelines approved from time to time by the Board of Directors. The BDC shall also be responsible for the payment of all the BDC’s other expenses, including (i) payment of the fees payable to the Advisor under Section 8 hereof; (ii) organizational expenses; (iii) brokerage fees and commissions; (iv) taxes; (v) interest charges on borrowings; (vi) the cost of liability insurance or fidelity bond coverage for the BDC’s officers and employees, and directors’ and officers’ errors and omissions insurance coverage; (vii) legal, auditing and accounting fees and expenses; (viii) charges of the BDC’s administrator (if any), custodian, transfer agent and dividend disbursing agent and any other service providers; (ix) the BDC’s dues, fees and charges of any trade association of which the BDC is a member; (x) the expenses of printing, preparing and mailing proxies, stock certificates, reports, prospectuses, registration statements and other documents used by the BDC; (xi) expenses of registering and offering securities of the BDC under applicable law; (xii) the expenses of holding shareholder meetings; (xiii) the compensation, including fees, of any of the BDC’s directors, officers or employees who are not affiliated persons of the Advisor; (xiv) all expenses of computing the BDC’s net asset value per share; (xv) litigation and indemnification and other extraordinary or non recurring expenses; and (xvi) all other non investment advisory expenses of the BDC.

(e) The Advisor shall give the BDC the benefit of its professional judgment and effort in rendering services hereunder, but neither the Advisor nor any of its officers, directors, employees, agents or controlling persons shall be liable for any act or omission or for any loss sustained by the BDC in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; provided, however, that the foregoing shall not constitute a waiver of any rights which the BDC may have which may not be waived under applicable law.

3. Covenants. (a) In the performance of its duties under this Agreement, the Advisor shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended, and all applicable Rules and Regulations of the Securities and Exchange Commission; (ii) any other applicable provision of law; (iii) the provisions of the Certificate of Incorporation and By-Laws of the BDC, as such documents are amended from time to time; (iv) the investment objectives and policies of the BDC as set forth in its Private Placement Memorandum; and (v) any policies and determinations of the Board of Directors of the BDC.

(b) In addition, the Advisor will:

(i) place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Advisor will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, the Advisor will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Advisor may select brokers on the basis of the research, statistical and pricing services they provide to the BDC and other clients of the Advisor. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Advisor hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Advisor to the BDC and its other clients and that the total commissions paid by the BDC will be reasonable in relation to the benefits to the BDC over the long term. In addition, the Advisor is authorized to take into account the sale of shares of the BDC in allocating purchase and sale orders for portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with the Advisor), provided that the Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the BDC’s securities be purchased from or sold to the Advisor, or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law;

(ii) maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When the Advisor makes investment recommendations for the BDC, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the BDC’s account are customers of the commercial department of its affiliates; and

(iii) treat confidentially and as proprietary information of the BDC all records and other information relative to the BDC, and the BDC’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the BDC, which approval shall not be unreasonably withheld and may not be withheld where the Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the BDC.

4. Services Not Exclusive. Nothing in this Agreement shall prevent the Advisor or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Advisor will undertake, and will cause its employees to undertake, no activities which, in its judgment, will adversely affect the performance of the Advisor’s obligations under this Agreement.

5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisor hereby agrees that all records which it maintains for the BDC are the property of the BDC and further agrees to surrender promptly to the BDC any such records upon the BDC’s request. The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

6. Agency Cross Transactions. From time to time, the Advisor or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Advisor’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy. Where one of the parties is an advisory client, the Advisor or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client’s consent. This is because in a situation where the Advisor is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Advisor or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Advisor’s part regarding the advisory client. The SEC has adopted a rule under the Investment Advisers Act of 1940, as amended, which permits the Advisor or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance. By execution of this Agreement, the BDC authorizes the Advisor or its affiliates to participate in agency cross transactions involving an Account. The BDC may revoke its consent at any time by written notice to the Advisor.

7. Expenses. During the term of this Agreement, the Advisor will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder and shall bear the costs of any salaries or Directors’ fees of any officers or Directors of the BDC who are affiliated persons (as defined in the 1940 Act) of the Advisor; provided that the Board of Directors of the BDC may approve reimbursement to the Advisor of the pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on BDC operations (other than the provision of investment advice and administrative services required to be provided hereunder) of all personnel employed by the Advisor who devote substantial time to BDC operations or the operations of other investment companies advised by the Advisor.

8. Compensation of the Advisor.

(a) The Advisor, for its services to the BDC, will be entitled to receive a management fee (the “Management Fee”) from the BDC. The Management Fee will be calculated at an annual rate of 2.00% of total assets. The Management Fee will be paid quarterly in arrears based on the asset valuation as of the end of the prior quarter.

(b) For purposes of this Agreement, the assets and net assets of the BDC shall be calculated pursuant to the procedures adopted by resolutions of the Directors of the BDC for calculating the value of the BDC’s assets or delegating such calculations to third parties.

(c) The Advisor will be entitled to receive additional compensation (the “Incentive Fee”) if performance of the BDC exceeds the Hurdle during different measurement periods: the Pre-Offering Period; the Transition Period; each Trailing Four Quarter Period (which will apply only to the portion of the Incentive Fee based on income) and each Annual Period (which will apply only to the portion of the Incentive Fee based on capital gains), as follows:

(i) Incentive Fee Based on Income.

(A) The portion of the Incentive Fee based on income will be calculated separately for each of three measurement periods: the Pre-Offering Period; the Transition Period; and each Trailing Four Quarter Period. For each such period, the Advisor will be entitled to receive an Incentive Fee based on the amount by which (1) aggregate distributions and amounts distributable out of taxable net income (excluding any capital gain and loss) during the period less, as applicable (x) the amount, if any, by which net unrealized capital depreciation during the period exceeds net realized capital gains during the period or (y) the amount, if any, equal to the sum of net unrealized capital depreciation during the period plus net realized capital loss during the period exceeds (2) the Hurdle for the period. The amount of the excess of (1) over (2) described in this paragraph (A) for each period shall be referred to as the “Excess Income Amount”.

(B) The portion of the Incentive Fee based on income for each period will equal 50% of the period’s Excess Income Amount, until the cumulative Incentive Fee payments for the period equals 20% of the period’s Excess Income Amount distributed or distributable to the BDC’s stockholders. Thereafter, the portion of the Incentive Fee based on income for the period will equal an amount such that the cumulative Incentive Fee payments to the Advisor during the period based on income equals 20% of the period’s Excess Income Amount. The portion of the Incentive Fee based on income will be paid on a quarterly basis during each of the Pre-Offering Period, the Transition Period and the Trailing Four Quarter Period and will be reduced for each quarter in a period (other than the first quarter of each period) by the amount of the Incentive Fee based on income paid in respect of each earlier quarter in the respective period.

(ii) Incentive Fee Based on Capital Gains.

(A) The portion of the Incentive Fee based on capital gains will be calculated separately for each of two periods: the Pre-Offering Period and for each Annual Period. For each such period, the Advisor will be entitled to receive an Incentive Fee based on the amount by which (1) the BDC’s net realized capital gains occurring during the period, if any, exceeds (2) the sum of (x) its unrealized capital depreciation, if any, occurring during the period and (y) the amount, if any, by which the Hurdle for the period exceeds the amount of income used in determination of the portion of the Incentive Fee based on income for the period. The amount of the excess of (1) over (2) described in this paragraph (A) shall be referred to as the “Excess Gain Amount”.

(B) The portion of the Incentive Fee based on capital gains for each period will equal 50% of the period’s Excess Gain Amount, until such payments equal 20% of the period’s Excess Gain Amount distributed or distributable to the BDC’s stockholders. Thereafter, the portion of the Incentive Fee based on capital gains for the period will equal an amount such that the portion of the Incentive Fee payments to the Advisor based on capital gains for the period will equal 20% of the period’s Excess Gain Amount. The portion of the Incentive Fee based on capital gains will be calculated and paid (1) on a quarterly basis during the Pre-Offering Period and will be reduced for each quarter during the Pre-Offering Period (other than the first quarter of the period) by the amount of the Incentive Fee based on capital gains paid in respect of each earlier quarter in the Pre-Offering Period and (2) on an annual basis for each Annual Period.

(iii) In calculating the portion of the Incentive Fee based on capital gains payable for any period, the BDC’s investments shall be accounted for on a security-by-security basis. In addition, the portion of the Incentive Fee based on capital gains will be determined using the “period-to-period” method pursuant to which the portion of the Incentive Fee based on capital gains for any period will be based on realized capital gains for the period reduced by realized capital losses and unrealized capital depreciation for the period.

(iv) The calculation of the Incentive Fee described above in this Section 8(c) is illustrated in the examples attached to this Agreement in Annex A. In the event of a conflict between the language above and the examples, the examples shall prevail.

(v) Notwithstanding anything else set forth herein, the Incentive Fee shall not include any amounts of capital gain that would violate Section 205(b)(3) of the Investment Advisers Act of 1940 as interpreted from time to time by the Securities and Exchange Commission or its staff.

(d) For purposes of Section 8(c), the following terms shall have the meanings ascribed to them below:

(i) “Annual Period” means the period beginning on the first day of the calendar quarter in which the Public Market Event occurs (anticipated to be April 1, 2007) and ending on the last day prior to the anniversary of such date (anticipated to be March 31, 2008) and thereafter beginning on April 1 of each calendar year and ending on March 31 of the next calendar year;

(ii) “Hurdle” for any period means the product of 2% times the sum of the net asset values of the BDC attributable to its common shares as of the beginning of each calendar quarter (or as of the Ramp-Up Date in the calendar quarter in which the Ramp-Up Date occurs) during the respective period calculated after giving effect to any distributions paid in respect of the BDC’s common shares during that period;

(iii) “Pre-Offering Period” means the period beginning on July 25, 2006, the first anniversary of the date the BDC commenced operations, and ending on the last day prior to the calendar quarter in which the Public Market Event occurs;

(iv) “Public Market Event” means the completion by the BDC of an initial public offering of its common shares registered under the Securities Act of 1933 and the commencement of trading of such common shares on a national securities exchange or market;

(v) “Ramp-up Date” means the first anniversary of the date on which the BDC first draws funds under accepted subscriptions for its common shares;

(vi) “Trailing Four Quarter Period” means the four quarter period ending on the last day of the calendar quarter in which the first anniversary of the Public Market Event occurs and, thereafter, the four quarter period ending on the last day of each subsequent calendar quarter; and

(vii) “Transition Period” means the period beginning on the first day of the calendar quarter in which the Public Market Event occurs and ending on the day prior to the anniversary of such date.

9. Indemnity. (a) The BDC may, in the discretion of the Board of Directors of the BDC, indemnify the Advisor, and each of the Advisor’s directors, officers, employees, agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof (including any individual who serves at the Advisor’s request as director, officer, partner, member or the like of another entity) (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnitee having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the BDC and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the BDC or its shareholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of such Indemnitee’s position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the BDC and that such Indemnitee appears to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the BDC and did not involve disabling conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of Directors of the BDC.

(b) The BDC may make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the BDC receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the BDC unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the Directors of the BDC determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Indemnitee shall provide security for such Indemnitee-undertaking, (B) the BDC shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Directors of the BDC who are neither “interested persons” of the BDC (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Directors”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

(c) All determinations with respect to the standards for indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable or is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Directors of the BDC, or (ii) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized and shall be made in accordance with the immediately preceding clause (2) above.

The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which such Indemnitee may be lawfully entitled.

10. Limitation on Liability. (a) The Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by Advisor or by the BDC in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that, as provided in the Certificate of Incorporation, this Agreement is executed by the Directors and/or officers of the BDC, not individually but as such Directors and/or officers of the BDC, and the obligations hereunder are not binding upon any of the Directors or Shareholders individually but bind only the estate of the BDC.

11. Duration and Termination. This Agreement shall become effective as of the date hereof and, unless sooner terminated with respect to the BDC as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the BDC for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the BDC’s Board of Directors or the vote of a majority of the outstanding voting securities of the BDC at the time outstanding and entitled to vote, and (b) by the vote of a majority of the Directors who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the BDC at any time, without the payment of any penalty, upon giving the Advisor 60 days’ notice (which notice may be waived by the Advisor), provided that such termination by the BDC shall be directed or approved by the vote of a majority of the Directors of the BDC in office at the time or by the vote of the holders of a majority of the voting securities of the BDC at the time outstanding and entitled to vote, or by the Advisor on 60 days’ written notice (which notice may be waived by the BDC). This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.) If this Agreement is terminated pursuant to this Section, the BDC shall pay the Advisor a pro rated portion of the Management Fee and the Incentive Fee. The Management Fee and the Incentive Fee due to the Adviser in the event of termination pursuant to this Section will be determined according to the method set forth in the following paragraph.

The BDC will engage at its own expense a firm acceptable to the BDC and the Advisor to determine the maximum reasonable fair value as of the termination date of the BDC’s consolidated assets (assuming each asset is readily marketable among institutional investors without minority discount and with an appropriate control premium for any control positions and ascribing an appropriate net present value to unamortized organizational and offering costs and going concern value). After review of such firm’s work papers by the Advisor and the BDC and resolution of any comments therefrom, such firm will render its report as to valuation, and the BDC will pay to the Advisor or its affiliates any Management Fees or Incentive Fee, as the case may be, payable pursuant to the paragraphs above as if all of the consolidated assets of the BDC had been sold at the values indicated in such report and any net income and gain distributed. Such report will be completed within 90 days after notice of termination is delivered hereto.

12. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

13. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

15. Use of the Name BlackRock Kelso Capital. The Advisor has consented to the use by the BDC of the name or identifying words “BlackRock Kelso Capital” in the name of the BDC. Such consent is conditioned upon the employment of the Advisor as the investment advisor to the BDC. The name or identifying words “BlackRock Kelso Capital” may be used from time to time in other connections and for other purposes by the Advisor and any of its affiliates. The Advisor may require the BDC to cease using “BlackRock Kelso Capital” in the name of the BDC if the BDC ceases to employ, for any reason, the Advisor, any successor thereto or any affiliate thereof as investment advisor of the BDC.

16. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

17. Capitalized Terms. Capitalized terms not defined herein shall have the respective meanings given to them in the Confidential Private Placement Memorandum of BlackRock Kelso Capital Holding LLC or, if not contained therein, in the documents referenced therein.

18. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

BLACKROCK KELSO CAPITAL CORPORATION

By:	/s/ Frank Gordon

Name:	Frank Gordon
Title:	Chief Financial Officer

BLACKROCK KELSO CAPITAL ADVISORS LLC

By:	/s/ Michael B. Lazar

Name:	Michael B. Lazar
Title:	Chief Operating Officer

Annex A

Formula

The formula for the net income portion of the Incentive Fee for the transition period is expressed as follows:

Incentive Fee with respect to net income —

•

When the annualized rate of return to shareholders exceeds the hurdle but does not exceed 13.33% = 50% x (transition period net income less the excess (if any) of transition period net unrealized capital depreciation over transition period net realized capital gains – hurdle amount) – incentive fees paid to date with respect to transition period net income

•

When the annualized rate of return to shareholders exceeds 13.33% = 50% x (13.33% x net asset value – hurdle amount) + 20% x (transition period net income less the excess (if any) of transition period net unrealized capital depreciation over transition period net realized capital gains – 13.33% x net asset value) – incentive fees paid to date with respect to transition period net income

Annualized rate of return in this context is computed by reference to our net asset value and does not take into account changes in the market price of our common stock.

Assumptions

•	Number of full calendar quarters in period = 4

•	Net Asset Value = $500.0 million

•	Total Assets = $500.0 million

•	Quarter 1 net income(1) = $5.0 million

•	Quarter 1 incentive fee paid = $0.0 million

•	Quarter 2 net income = $15.0 million

•	Quarter 2 incentive fee paid = $0.0 million

•	Quarter 3 net income = $10.0 million

•	Quarter 3 incentive fee paid = $0.0 million

•	Transition period net realized capital gains through Quarter 3 = $1.5 million

•	Transition period net unrealized capital depreciation through Quarter 3 = $0.5 million

•	Hurdle(2) = 8.00%

•	Base management fee(3) = 0.50%

•	Other expenses (legal, accounting, custodian, transfer agent, etc.)(4) = 0.25%

Alternative 1

Additional Assumptions

•	Quarter 4 net income = Quarter 4 income – base management fee – other expenses = $8.75 million – 0.50% x $500.0 million – 0.25% x $500.0 million = $8.75 million – $3.75 million = $5.0 million

•	Quarter 4 net realized capital gain = $0.5 million

•	Quarter 4 net unrealized capital appreciation = $1.0 million

•	Transition period net income less the excess (if any) of transition period net unrealized capital depreciation over transition period net realized capital gains = Quarter 1 + Quarter 2 + Quarter

3 + Quarter 4 quarterly net income – (excess, if any, of transition period net unrealized capital depreciation over transition period net realized capital gains) = $5.0 million + $15.0 million + $10.0 million + $5.0 million – $0.0 million (as there was no transition period net unrealized capital depreciation) = $35.0 million

•	Hurdle amount = 8.00% x $500.0 million = $40.0 million

Determination of Incentive Fee

Transition period net income less the excess (if any) of transition period net unrealized capital depreciation over transition period net realized capital gains equals $35.0 million, which does not exceed the Hurdle amount. Therefore there is no Incentive Fee payable with respect to net income in Quarter 4. If an incentive fee had been earned and paid with respect to any prior period (which in this case it had not), it would not be refunded because incentive fees in any prior period are not subject to repayment based upon performance in a subsequent period.

Alternative 2

Additional Assumptions

•	Quarter 4 net income = Quarter 4 income – base management fee – other expenses = $21.75 million – 0.50% x $500.0 million – 0.25% x $500.0 million = $21.75 million – $3.75 million = $18.0 million

•	Quarter 4 net realized capital gain = $0.5 million

•	Quarter 4 net unrealized capital appreciation = $1.0 million

•

Transition period net income less the excess (if any) of transition period net unrealized capital depreciation over transition period net realized capital gains = Quarter 1 + Quarter 2 + Quarter 3 + Quarter 4 quarterly net income – (excess, if any, of transition period net unrealized capital depreciation over transition period net realized capital gains) = $5.0 million + $15.0 million + $10.0 million + $18.0 million – $0.0 million (as there was no transition period net unrealized capital depreciation) = $48.0 million

•	Hurdle amount = 8.00% x $500.0 million = $40.0 million

Determination of Incentive Fee

Transition period net income less the excess (if any) of transition period net unrealized capital depreciation over transition period net realized capital gains equals $48.0 million, which exceeds the Hurdle amount. Therefore there is an Incentive Fee payable with respect to net income in Quarter 4. The net income portion of the Incentive Fee for this quarter equals 50% of the amount by which the transition period net income less the excess (if any) of transition period net unrealized capital depreciation over transition period net realized capital gains exceeds the Hurdle amount, until the cumulative Incentive Fee payments with respect to net income equal 20% of the transition period net income less the excess (if any) of transition period net unrealized capital depreciation over transition period net realized capital gains (would occur if such amount for the transition period represented an annualized return on net assets of 13.33% or higher, which is not the case in this example), less any incentive fees paid to date with respect to transition period net income.

Conclusion

The Incentive Fee payable with respect to net income for the transition period in this alternative equals $4.0 million.

Alternative 3

Additional Assumptions

•	Quarter 4 net income = Quarter 4 income – base management fee – other expenses = $41.25 million – 0.50% x $500.0 million – 0.25% x $500.0 million = $41.25 million – $3.75 million = $37.5 million

2

•	Quarter 4 net realized capital gain = $0.5 million

•	Quarter 4 net unrealized capital appreciation = $1.0 million

•

Transition period net income less the excess (if any) of transition period net unrealized capital depreciation over transition period net realized capital gains = Quarter 1 + Quarter 2 + Quarter 3 + Quarter 4 quarterly net income – (excess, if any, of transition period net unrealized capital depreciation over transition period net realized capital gains) = $5.0 million + $15.0 million + $10.0 million + $37.5 million – $0.0 million (as there was no transition period net unrealized capital depreciation) = $67.5 million

•	Hurdle amount = 8.00% x $500.0 million = $40.0 million

Determination of Incentive Fee

Transition period net income less the excess (if any) of transition period net unrealized capital depreciation over transition period net realized capital gains equals $67.5 million, which exceeds the Hurdle amount. Therefore there is an Incentive Fee payable with respect to net income in Quarter 4. The net income portion of the Incentive Fee for this quarter equals 50% of the amount by which the transition period net income less the excess (if any) of transition period net unrealized capital depreciation over transition period net realized capital gains exceeds the Hurdle amount, until the cumulative Incentive Fee payments with respect to net income equal 20% of the transition period net income less the excess (if any) of transition period net unrealized capital depreciation over transition period net realized capital gains (would occur if such amount for the transition period represented an annualized return on net assets of 13.33% or higher, which is the case in this example), less any incentive fees paid to date with respect to transition period net income.

Incentive Fee with respect to net income = 50% x (13.33% x $500.0 million – Hurdle amount) + 20% x (transition period net income less the excess (if any) of transition period net unrealized capital depreciation over transition period net realized capital gains – 13.33% x $500.0 million) – incentive fees paid to date with respect to transition period net income

= 50% x ($66.66 million – $40.0 million) + 20% x ($67.5 million – $66.66 million) – $0.0 million

= 50% x $26.66 million + 20% x $0.84 million – $0.0 million

= $13.5 million

Conclusion

The Incentive Fee payable with respect to net income for the transition period in this alternative equals $13.5 million.

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Example 2: For each trailing four quarters’ period beginning with the calendar quarter in which the first anniversary of the completion of this offering occurs

Formula

The formula for the net income portion of the Incentive Fee for any trailing four quarters’ post-offering period can be expressed as follows:

Incentive Fee with respect to net income —

•

When the annualized rate of return to shareholders exceeds the hurdle but does not exceed 13.33% = 50% x (trailing four quarters’ post-offering period net income less the excess (if any) of trailing four quarters’ post-offering period net unrealized capital depreciation over trailing four quarters’ post-offering period net realized capital gains – hurdle amount) – incentive fees with respect to net income paid in the prior three quarters

•

When the annualized rate of return to shareholders exceeds 13.33% = 50% x (13.33% x net asset value – hurdle amount) + 20% x (the excess (if any) of trailing four quarters’ post-offering period net unrealized capital depreciation over trailing four quarters’ post-offering period net realized capital gains – 13.33% x net asset value) – incentive fees with respect to net income paid in the prior three quarters

Annualized rate of return in this context is computed by reference to our net asset value and does not take into account changes in the market price of our common stock.

Assumptions

•	Number of full calendar quarters in period = 4

•	Net Asset Value = $500.0 million

•	Total Assets = $500.0 million

•	Quarter 3 incentive fee paid = $0.0 million

•	Quarter 4 net income = $37.5 million

•	Quarter 4 incentive fee paid with respect to net income = $13.5 million

•	Quarter 4 incentive fee paid with respect to net realized capital gains = $0.15 million

•

Net income and incentive fees paid with respect to net income for Quarters 2 through 4 and end of Quarter 4 balances with respect to realized capital gains/(losses) and unrealized capital appreciation/(depreciation) are the same as those shown in Example 1, Alternative 3 above

•	Hurdle(2) = 8.00%

•	Base management fee(3) = 0.50%

•	Other expenses (legal, accounting, custodian, transfer agent, etc.)(4) = 0.25%

Alternative 1

Additional Assumptions

•	Quarter 5 net income = Quarter 5 income – base management fee – other expenses = $20.75 million – 0.50% x $500.0 million – 0.25% x $500.0 million = $20.75 million – $3.75 million = $17.0 million

•	Quarter 5 net realized capital gain = $0.5 million

•	Quarter 5 net unrealized capital appreciation = $1.0 million

•

Trailing four quarters’ post–offering net income less the excess (if any) of trailing four quarters’ post-offering period net unrealized capital depreciation over trailing four quarters’ post-offering period net realized capital gains = Quarter 2 + Quarter 3 + Quarter 4 + Quarter 5 quarterly net income – (excess, if any, of trailing four quarters’ post-offering period net

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unrealized capital depreciation from beginning of Quarter 2 to end of Quarter 5 over trailing four quarters’ post-offering period net realized capital gains from beginning of Quarter 2 to end of Quarter 5) = $15.0 million + $10.0 million + $37.5 million + $17.0 million – $0.0 million (as there was no trailing four quarters’ post-offering period net unrealized capital depreciation from beginning of Quarter 2 to end of Quarter 5) = $79.5 million

•	Hurdle amount = 8.00% x $500.0 million = $40.0 million

Determination of Incentive Fee

Trailing four quarters’ post-offering period net income less the excess (if any) of trailing four quarters’ post-offering period net unrealized capital depreciation over trailing four quarters’ post-offering period net realized capital gains equals $79.5 million, which exceeds the Hurdle amount. Therefore there is an Incentive Fee payable with respect to net income in Quarter 5. The net income portion of the Incentive Fee for this quarter equals 50% of the amount by which the trailing four quarters’ post-offering net income less the excess (if any) of trailing four quarters’ post-offering period net unrealized capital depreciation over trailing four quarters’ post-offering period net realized capital gains exceeds the Hurdle amount, until the cumulative Incentive Fee payments with respect to net income equal 20% of the trailing four quarters’ net income less the excess (if any) of trailing four quarters’ post-offering period net unrealized capital depreciation over trailing four quarters’ post-offering period net realized capital gains (would occur if such amount for the trailing four quarters’ represented an annualized return on net assets of 13.33% or higher, which is the case in this example), less any incentive fees paid with respect to net income in the prior three quarters.

Incentive Fee with respect to net income = 50% x (13.33% x $500.0 million – Hurdle amount) + 20% x (the excess (if any) of trailing four quarters’ post-offering period net unrealized capital depreciation over trailing four quarters’ post-offering period net realized capital gains – 13.33% x $500.0 million) – incentive fees with respect to net income paid in the prior three quarters

= 50% x ($66.66 million – $40.0 million) + 20% x ($79.5 million – $66.66 million) – $13.5 million

= 50% x $26.66 million + 20% x $12.84 million – $13.5 million

= $2.4 million

Conclusion

The Incentive Fee payable with respect to net income for this trailing four quarters’ period equals $2.4 million.

(1)	Net income refers to taxable net income, excluding any realized capital gain and loss and unrealized capital appreciation and depreciation.
(2)	Represents an annual hurdle of 8.00% of the value of net assets.
(3)	Represents quarterly portion of an annual base management fee of 2.00% of the value of total assets.
(4)	Excludes offering expenses and is expressed as a percentage of the value of net assets.

Examples of Calculation of Capital Gains Portion of Incentive Fee

For each annual period beginning on the first day of the calendar quarter in which this offering is completed and ending on the day prior to the first anniversary of such date

Formula

The formula for the capital gains portion of the Incentive Fee for each annual period can be expressed as follows:

Incentive Fee with respect to capital gains = 50% x (net realized capital gains to the extent in excess of gross unrealized capital depreciation, but only to the extent that such net realized capital gains, when added to net income, exceed the Hurdle amount), up to a limit of 20% x net realized capital gains to the extent in excess of gross unrealized capital depreciation

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The following Alternative 1 and Alternative 2 assume that with respect to each year, the trailing four quarters’ transition period or post-offering period net income less the excess (if any) of trailing four quarters’ transition period or post-offering period net unrealized capital depreciation over trailing four quarters’ transition period or post-offering period net realized capital gains exceeds the hurdle amount.

Alternative 1

Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”)

•	Year 2: Investment A is sold for $50 million and fair value of Investment B determined to be $32 million

•	Year 3: fair value of Investment B determined to be $25 million

•	Year 4: Investment B sold for $31 million

The capital gains portion of the Incentive Fee, if any, would be:

•	Year 1: None

•	Year 2: $6 million (20% multiplied by $30 million realized capital gains on sale of Investment A)

•	Year 3: None

•	Year 4: $200,000 (20% multiplied by $1 million realized capital gains on sale of investment B)

Alternative 2

Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”)

•	Year 2: Investment A sold for $50 million, fair value of Investment B determined to be $25 million and fair value of Investment C determined to be $25 million

•	Year 3: fair value of Investment B determined to be $27 million and Investment C sold for $30 million

•	Year 4: fair value of Investment B determined to be $35 million

The capital gains portion of the Incentive Fee, if any, would be:

•	Year 1: None

•	Year 2: $5 million (20% multiplied by $25 million ($30 million realized capital gains on Investment A less $5 million unrealized capital depreciation on Investment B))

•	Year 3: $1 million (20% multiplied by $5 million realized capital gains on Investment C)

•	Year 4: None

With respect to each year, if the trailing four quarters’ transition period or post-offering period net income less the excess (if any) of trailing four quarters’ transition period or post-offering period net unrealized capital depreciation over trailing four quarters’ transition period or post-offering period net realized capital gains did not exceed the hurdle amount, the capital gains portion of the Incentive Fee could be reduced because no Incentive Fee is payable unless the sum of (1) the amount of net income used in the determination of the Incentive Fee, if any, based on income and (2) the amount of net realized capital gains in excess of unrealized capital depreciation used in the determination of the Incentive Fee, if any, based on capital gains exceeds the hurdle amount. The following Alternative 3 and Alternative 4 illustrate the calculation of the capital gains portion of the Incentive Fee when the hurdle amount is exceeded only after capital gains are taken into account.

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Alternative 3

Assumptions

•	Year 1: Net income less the excess (if any) of trailing four quarters’ net unrealized capital depreciation over trailing four quarters’ net realized capital gains = $38.0 million

•	Year 1: Net realized capital gains to the extent in excess of gross unrealized capital depreciation = $8.0 million

Determination of Incentive Fee

Net income less the excess (if any) of trailing four quarters’ net unrealized capital depreciation over trailing four quarters’ net realized capital gains equals $38.0 million, which does not exceed the Hurdle amount. Therefore there is no Incentive Fee payable with respect to net income. However, Year 1 net realized capital gains to the extent in excess of gross unrealized capital depreciation of $8.0 million, when added to net income of $38.0 million, results in a total of $46.0 million, which exceeds the Hurdle amount. Therefore there is an Incentive Fee payable with respect to capital gains in Year 1.

Incentive Fee with respect to capital gains = 50% x (net realized capital gains to the extent in excess of gross unrealized capital depreciation, but only to the extent that such net realized capital gains, when added to net income, exceed the Hurdle amount), up to a limit of 20% x net realized capital gains to the extent in excess of gross unrealized capital depreciation

= 50% x ($46.0 million – $40.0 million), up to a limit of 20% x $8.0 million

= 50% x $6.0 million, up to a limit of $1.6 million

= $1.6 million

Conclusion

The Incentive Fee payable with respect to capital gains for Year 1 equals $1.6 million.

Alternative 4

Assumptions

•	Year 1: Net income less the excess (if any) of trailing four quarters’ net unrealized capital depreciation over trailing four quarters’ net realized capital gains = $38.0 million

•	Year 1: Net realized capital gains to the extent in excess of gross unrealized capital depreciation = $3.0 million

Determination of Incentive Fee

Net income less the excess (if any) of trailing four quarters’ net unrealized capital depreciation over trailing four quarters’ net realized capital gains equals $38.0 million, which does not exceed the Hurdle amount. Therefore there is no Incentive Fee payable with respect to net income. However, Year 1 net realized capital gains to the extent in excess of gross unrealized capital depreciation of $3.0 million, when added to net income of $38.0 million, results in a total of $41.0 million, which exceeds the Hurdle amount. Therefore there is an Incentive Fee payable with respect to capital gains in Year 1.

Incentive Fee with respect to capital gains = 50% x (net realized capital gains to the extent in excess of gross unrealized capital depreciation, but only to the extent that such net realized capital gains, when added to net income, exceed the Hurdle amount), up to a limit of 20% x net realized capital gains to the extent in excess of gross unrealized capital depreciation

= 50% x ($41.0 million – $40.0 million), up to a limit of 20% x $3.0 million

= 50% x $1.0 million, up to a limit of $0.6 million

= $0.5 million

Conclusion

The Incentive Fee payable with respect to capital gains for Year 1 equals $0.5 million.

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Payment of our expenses

All investment professionals and staff of the Advisor, when and to the extent engaged in providing investment advisory and management services, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Advisor. We will bear all other costs and expenses of our operations and transactions, including those relating to:

•	our organization;

•	calculating our net asset value (including the cost and expenses of any independent valuation firms);

•	expenses incurred by the Advisor payable to third parties in monitoring our investments and performing due diligence on prospective portfolio companies;

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